SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                             -----------------------


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 March 19, 1997


                           SPARTA SURGICAL CORPORATION
             (Exact name of registrant as specified in its charter)


          Delaware                   1-11047                     22-2870438
  (State or other juris-           (Commission                 (I.R.S. Employer
   diction of incorporation)        File Number)                ID. Number)


                              Bernal Corporate Park
                 7068 Koll Center Parkway, Pleasanton, CA 94566
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (510)417-8812 not applicable
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

     On March 19, 1997, the Registrant repaid $575,000 against the amount of $740,000 in principal and accrued interest owing under a $600,000 promissory note issued to Halstead LLC ("Halstead"), a company controlled by Charles C. Johnston ("Mr. Johnston"), a principal stockholder of the Registrant. This amount was required to be paid by the Registrant upon the Registrant's negotiated settlement with Tecnol Medical Products, Inc. ("Tecnol"), which settlement resulted in Tecnol's paying the Registrant $575,000. On that same date, the Registrant issued Halstead a promissory note in the principal amount of $165,000 bearing 12% interest per annum due December 1997. The $165,000 promissory note represents the remaining principal amount owed of $25,000 plus the $140,000 in accrued interest under the $600,000 note.

     On March 20, 1997, the Registrant borrowed $375,000 from J&C Resources, Inc. ("J&C Resources"), a company controlled by Mr. Johnston evidenced by a promissory note bearing 15% interest per annum due in March 1999. The promissory note is subordinated to FINOVA, the Registrant's primary lender, and is personally guaranteed by Thomas F. Reiner, the Registrant's Chairman, President and Chief Executive Officer. In connection with the financing, the Registrant issued J&C Resources 50,000 shares of Common Stock and a warrant to purchase up to 16,667 shares of its Common Stock exercisable at $.60 per share at any time until March 17, 2001. The Company also entered into a two year consulting agreement with J&C Resources in which the Registrant is required to pay J&C Resources $50,000 per year for consulting services.

     On March 27, 1997, the Registrant repaid $120,000 to Storz Instrument Company ("Storz") against a $350,000 note payable and amended its November 27, 1996 agreement pursuant to which the Registrant is required to make monthly $10,000 payments to be applied to interest and principal, plus quarterly $10,000 forbearance payments, not to be applied to principal or interest and $5,000 as a fixed sum for attorneys' fees. If these payments are not made, a judgement will be executed against the Registrant for the balance of the note payable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   SPARTA SURGICAL CORPORATION
                                                   (Registrant)

                                                   By: Thomas F. Reiner
                                                   Thomas F. Reiner, Chairman of
                                                   the Board, President & CEO


Dated: April 3, 1997